Exhibit 4.1

***VOID—SPECIMEN ORDINARY SHARE CERTIFICATE***

Cyberscope web3 security inc.

NUMBER	ordinary SHARES
[____]	****SPECIMEN****

The authorised share capital of the Company is US$50,000.00 consisting of 500,000,000 Ordinary

Shares of par value US$0.0001 each

This is to certify that [HOLDER NAME] of [HOLDER ADDRESS] is the Registered holder of ****[#######]**** Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the Company on the [Date] [Month] [Year].

Director